Exhibit 10
SETTLEMENT AGREEMENT
     This Settlement Agreement (hereinafter the “Settlement Agreement”) is made and entered into by and between the Auriga Laboratories, Inc, (“Auriga”) and Athlon Pharmaceuticals, Inc. (“Athlon”) (collectively the “Parties”) on the last date executed below.
W I T N E S S E T H:
     WHEREAS, Auriga and Athlon have entered into that certain Amended and Restated License Agreement dated August 19, 2006 (the “Agreement”) regarding the Levall brand of cough and cold medication, including without limitation Levall 12, Levall 5 and Levall-G and other products defined as “Products” in Section 1.1(hh) of the Agreement (the “Levall Product Line”);
     WHEREAS, a dispute has arisen between Auriga and Athlon regarding the Agreement, and regarding certain sales practices allegedly engaged in by Athlon (the “Dispute”);
     WHEREAS, Auriga has filed a lawsuit against Athlon in the United States District Court for the Northern District of Georgia styled as Auriga Laboratories, Inc. v. Athlon Pharmaceuticals, Inc., No. 1:07-CV-0308-CC (2007) (the “Litigation”) based on claims arising out of, and related to, the Dispute.
     WHEREAS, Auriga and Athlon desire to settle fully and finally any and all disputes and claims currently between them, in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and releases set out below, and for other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, Auriga and Athlon hereby agree as follows:
     1. Dismissal with Prejudice.
     Within five (5) business days after execution of this Settlement Agreement and the Letter Agreement described below, Auriga will file a stipulation of dismissal with prejudice.
     2. Agreement to Discontinue Allegedly Unfair Competition; False Advertising; and/or Deceptive Trade Practices.
     Athlon agrees that it will refrain from making or distributing false, misleading, deceptive or disparaging statements, representations, and/or writings regarding Auriga or the Levall Product Line, including without limitation those stating, representing, writing or implying that any product of the Levall Product Line is unavailable, no longer on the market, discontinued, or has been replaced by Dynex or any other product, or statements, representations or writings to that effect. The foregoing agreement should not be construed as an admission by Athlon that it has in the past engaged in any unfair competition, false or misleading advertising or unfair completion.
     3. Royalty Reduction and Amendment to Agreement.
     Athlon and Auriga agree to execute the Letter Agreement attached hereto as “Exhibit A” simultaneously with the execution of the Settlement Agreement primarily in order to effectuate a reduction in the royalties to be paid on Net Sales of the Levall Product Line. Except as expressly stated in said Letter Agreement or in this Settlement Agreement, the Agreement shall remain in full force and effect.
     4. Release by Auriga.
     Auriga on behalf of itself and its parent companies, subsidiaries and affiliates, does hereby release and forever discharge, Athlon, and its predecessors, successors,

assigns, shareholders, partners, members, managers, directors, officers, attorneys, representatives, employees, insurers, sureties and agents, from and for any and all debts, demands, claims, disputes, disagreements, causes of action and rights of action, whether in law or equity, and damages, expenses, injuries, losses and costs of every kind, character or description, whether presently known or unknown (collectively, “Claims”), accrued or arising from the beginning of time through the date of this Settlement Agreement, including but not limited to Claims that (a) were or could have been asserted by Auriga in the Litigation; or (b) arise from or otherwise relate to the Dispute, the Agreement, or the Levall Product Line, except as set forth below. This release, however, shall not apply to the Parties’ respective rights and obligations set forth in this Settlement Agreement. This release also does not apply to Claims which arise or accrue under the Agreement after the effective date of this Settlement Agreement, or to monetary obligations which arise or accrue under the Agreement, as amended, after January 31, 2007. It is expressly agreed and acknowledged that all obligations of Athlon to Auriga arising under Section 6.1 of the Agreement prior to February 1, 2007, have been satisfied and discharged in full. Auriga further acknowledges that this release applies to any claim for royalty reduction based upon any continuation of Pharmafab’s manufacturing problems after the effective date of this Settlement Agreement, and to any claim that Athlon’s continuing to offer for sale “Dynex” products, as currently formulated, after the effective date of this Settlement Agreement violates the Agreement, as amended.
     5. Release by Athlon.
     Athlon, on behalf of itself and its parent companies, subsidiaries and affiliates, does hereby release and forever discharge, Auriga, and its predecessors, successors, assigns, shareholders, partners, members, managers, directors, officers, attorneys, representatives, employees, insurers, sureties and agents, from and for any and all debts, demands, claims, disputes, disagreements, causes of action and rights of action, whether in law or equity, and damages, expenses, injuries, losses and costs of every kind, character or description, whether presently known or unknown (collectively, “Claims”), accrued or arising from the beginning of time through the date of this Settlement Agreement, including but not limited to Claims that (a) were or could have been asserted by Athlon in the Litigation; or (b) arise from or otherwise relate to the Dispute, the Agreement, or the Levall Product Line, except as set forth below. This release, however, shall not apply to the Parties’ respective rights and obligations set forth in this Settlement Agreement. This release also does not apply to Claims which arise or accrue under the Agreement after the effective date of this Settlement Agreement, or to monetary obligations which arise or accrue under the Agreement, as amended, after January 31, 2007. It is expressly agreed and acknowledged that all obligations of Auriga to Athlon arising under Section 3.1 of the Agreement based on Net Sales prior to February 1, 2007, have been satisfied and discharged in full.
     6. Entire Agreement.
     This Settlement Agreement contains the entire agreement between the Parties with respect to the subject matter of this Settlement Agreement, and supercedes all prior or contemporaneous discussions, statements, representations, warranties, conditions, promises, agreements, negotiations and understandings, unless otherwise expressly recited in this Settlement Agreement. The Parties acknowledge that they have not relied upon any statements, other than those expressly set forth herein, in entering into this Settlement Agreement.

     7. Full Understanding.
     The Parties acknowledge and declare that the terms of this Settlement Agreement have been completely read, are fully understood, and are voluntarily accepted. The Parties have had the opportunity to consult with their attorneys as to all claims or potential claims released, or to be released, pursuant to the terms of the Settlement Agreement.
     8. Authorship and Interpretation.
     The Parties acknowledge and agree that this Settlement Agreement is entirely the product of the collective, joint drafting efforts of the Parties and their respective legal counsel. Should there be any claim of ambiguity, such ambiguity shall not be construed more strictly against (or more favorably for) any party solely as a result of that party’s particular contribution to this effort.
     9. Costs of Litigation.
     The Parties shall each bear their own costs and expenses of litigation, including but not limited to their attorneys’ fees, expenses of litigation and costs.
     10. Authority.
     The Parties each warrant the authority of the person executing this Settlement Agreement on their behalf and shall be estopped from asserting lack of authority of their signatory as a defense to the enforceability of this Settlement Agreement.
     11. No Prior Assignments.
     The Parties represent and warrant that they have not transferred, assigned, sold or pledged any of the Claims which are the subject of this Settlement Agreement.
     12. Choice of Law.
     This Settlement Agreement shall be governed by the laws of the State of Georgia without reference to the conflict of laws rules thereof.

     13. Severability.
     If any term or provision of this Settlement Agreement is held invalid or unenforceable to any extent, the remaining terms and provisions of this Settlement Agreement shall not be affected thereby, but each term and provision of this Settlement Agreement shall be valid and enforced to the fullest extent permitted by law.
     14. No Admission of Liability
     This Settlement Agreement is intended as a compromise to resolve claims and disputes between the parties and is not an admission by either of them as to the validity of positions asserted by the other regarding such claims and disputes.
     15. Termination of Master Commercial Outsourcing Services Agreement
     The parties acknowledge and agree that each has now fully performed its obligations to the other pursuant to the Master Commercial Outsourcing Services Agreement entered into between them as of August 31, 2006 and that such agreement shall be deemed terminated as of the date of execution of this Settlement Agreement. The parties further acknowledge and agree that any claims pursuant or related to that agreement are intended to be included within the scope of their respective releases as provided in Sections 4 and 5 of this Settlement Agreement.
     16. Counterparts.
     This Settlement Agreement may be signed in counterparts, each constituting an original.
* * *
     IN WITNESS WHEREOF, the parties have caused this SETTLEMENT AGREEMENT to be duly executed as of the date first written below.

Auriga Laboratories, Inc.
By:

DATE:

Athlon Pharmaceuticals, Inc.
By:

DATE:

EXHIBIT A
AURIGA LABORATORIES, INC
2029 Century Park East, Suite 1130
Los Angeles, CA 90067
February 23, 2007
Bobby Joe King, Jr.
Athlon Pharmaceuticals, Inc.
Chairman & CEO
6311 Ridgewood Road
Suite 401 West
Jackson, Mississippi 39211
Dear Mr. King:
     The letter agreement shall amend that certain Amended and Restated License Agreement entered into by and between Auriga Laboratories, Inc. (“Auriga”) and Athlon Pharmaceuticals, Inc. (“Athlon”) dated as of August 19, 2006 (the “Agreement”). This amendment shall be deemed effective as of January 1, 2007.
     1. Section 3.1(a)-(j) of the Agreement shall be deleted and replaced in its entirety as follows:
     “Section 3.1 Purchase Price. The purchase price for the Licensed Assets shall be the sum of the following (the “Purchase Price”):
(a)	One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00);
(b)	Two Million Five Hundred Thousand (2,500,000) shares of restricted common stock of LICENSEE (the “Shares”) ;
(c)	Fifty percent (50%) of Net Sales up to Ten Million and No/100 Dollars ($10,000,000.00) commencing forty-five (45) days after the Closing Date through December 31, 2006;
(d)	Twenty-Five percent (25%) of Net Sales commencing February 1, 2007, until such time as the amounts paid pursuant to Sections 3.1(c) and (d) total Ten Million and No/100 Dollars ($10,000,000.00) (such $10,000,000 amount hereinafter referred to as the “Royalty Payment Ceiling”). It is acknowledged and agreed that LICENSEE has previously paid royalties pursuant to Section 3.1(c) in the amount of $48,490.00 and that said amount shall be included in calculating the Royalty Payment Ceiling.

(e)	RESERVED;

(f)	RESERVED;

(g)	RESERVED;

(h)	RESERVED; and

(i)	Notwithstanding the foregoing, in the event any Action or Proceeding is commenced by the FDA against any Product which impairs Net Sales, beginning ninety (90) days after such Action or Proceeding, all royalty obligations set forth in subsections (c) through (h) above, will be automatically reduced by a percentage equal to the applicable Products’ percentage of revenue (as determined by IMS or NDC data adjusted to wholesale equivalent dollars) of the Levall product line during the twelve (12) months prior to the applicable Action or Proceeding.

(j)	For purposes of calculating the amount of Purchase Price paid to ATHLON pursuant to Section 3.1(b), the parties agree that the Shares shall be valued at the closing bid price, on the earlier of (i) the earliest date after the LICENSEE’s Form SB-2 registration statement is declared effective by the SEC and the twenty (20) day average daily trading volume of LICENSEE’s common stock is equal to or greater than 15,000 shares per day, or (ii) the earliest date on which the Shares become freely tradable under Rule 144 and the twenty (20) day average daily trading volume of LICENSEE’s common stock is equal to or greater than 15,000 shares per day.”
     2. Section 3.3 of the Agreement shall be deleted and replaced in its entirety as follows:
     “Section 3.3 Reports. For purposes of determining the payments described in Sections 3.1(c)-(h), LICENSEE shall provide ATHLON with quarterly reports indicating LICENSEE’s Net Sales for such Calendar Quarter, and supporting documentation therefore.”
     3. Section 3.5 of the Agreement shall be deleted and replaced in its entirety as follows:
     “Section 3.5 Payment of Purchase Price. That portion of the Purchase Price described in Section 3.1(a) shall be paid by LICENSEE to ATHLON in immediately available funds by wire transfer on such dates as due, pursuant to wiring instructions provided by ATHLON to LICENSEE not less than three (3) Business Days prior to the Closing Date. That portion of the Purchase Price described in Section 3.1(d) shall be paid by LICENSEE to ATHLON not later than the thirtieth (30th) day following the Calendar Quarter in which the respective sale of the Products occurs.”

     If Athlon is in agreement with these modifications, please sign below.

Very truly yours, Auriga Laboratories, Inc.
Philip S. Pesin, Chairman & CEO

AGREED AND ACCEPTED:
Athlon Pharmaceuticals, Inc.

Bobby Joe King, Jr., Chief Executive Officer